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                                                                    EXHIBIT 11.1

                      DESKTOP DATA, INC. AND SUBSIDIARIES
                     COMPUTATION OF NET EARNINGS PER SHARE
                                  (UNAUDITED)

                     (In thousands, except per share data)



                                                     THREE MONTHS ENDED    NINE MONTHS ENDED
                                                       SEPTEMBER 30,         SEPTEMBER 30,
                                                       1995       1994      1995       1994
                                                    ----------  --------  ---------  --------

Net income (loss)                                      $  564    $   44     $1,167    $ (381)
Accretion of dividends on Series B redeemable
  preferred stock                                         (34)      (34)      (101)     (101)
                                                       ------    ------     ------    ------
Net income (loss) available for common
  stockholders                                         $  530    $   10     $1,066    $ (482)
                                                       ======    ======     ======    ======

Weighted average common shares outstanding              5,904     2,605      3,742     2,573
Weighted average shares to reflect the
  conversion of Series A, Series C, and Series D
  preferred stock as of the beginning of
  the period                                            1,714     3,847      3,128     3,847
Weighted average shares to be issued sufficient
  to generate proceeds for the payment of
  dividends on the Series A preferred stock
  payable upon the Initial Public Offering                 84       191        154       191
Common stock equivalents outstanding, pursuant
  to the treasury stock method (1)                        233       150        195        50
                                                       ------    ------     ------    ------

Pro forma weighted average number of common
   and common equivalent shares outstanding             7,935     6,793      7,219     6,661
                                                       ------    ------     ------    ------

Pro forma net income (loss) per common and
   common equivalent share (Note 1)                     $0.07    $    -      $0.15    $(0.07)
                                                       ======    ======     ======    ======

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(1) Includes common stock options issued after July 1, 1994, pursuant to the treasury stock method, in accordance with Securities and Exchange
    Commission Rules.